   October 14, 2013

State Street Bank and Trust Company

2 Avenue de Lafayette

Boston, MA 02111

Attention:  Tricia L. Cormier, Vice President, LCC3S

            Re:       Calvert Green Bond Fund

Ladies and Gentlemen:

This is to advise you that Calvert Impact Fund, Inc. (the “Fund”) expects to establish the above-referenced Portfolio effective as of October 31, 2013.  In accordance with the Additional Portfolios provision of Section 23 of the Master Custodian Agreement dated December 1, 2000, by and among each registered management investment company party thereto and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian for the new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                                                Sincerely,

                                                CALVERT IMPACT FUND, INC.

                                                            on behalf of Calvert Green Bond Fund

                                                By:

                                                            Name:   William M. Tartikoff

                                                            Title:     Vice President

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: _____________________________________

            Name:   Michael F. Rogers

            Title:     Executive Vice President